Exhibit 99.1

Praxair Reports Fourth-Quarter and Full-Year 2010 Results

  Fourth-quarter sales of $2.6 billion, 9% above prior-year quarter; adjusted diluted EPS of $1.25, up 15%*
  Full-year sales of $10.1 billion, up 13% from 2009; adjusted diluted EPS of $4.74, up 19%*
  Return on capital for the year of 14.4%*
  Return on equity for the year of 26.4%*
  Full year 2011 diluted EPS guidance of $5.25 to $5.40

DANBURY, Conn.--(BUSINESS WIRE)--January 26, 2011--Praxair, Inc. (NYSE: PX) reported fourth-quarter net income and diluted earnings per share of $133 million and 43 cents, respectively. These results were reduced by $255 million, or 82 cents of diluted earnings per share, related primarily to the previously announced Spanish income tax settlement. Excluding this impact, adjusted net income and diluted earnings per share were $388 million and $1.25, 14% and 15% above the prior-year quarter, respectively.*

Sales in the fourth quarter were $2,623 million, up 9% from $2,407 million in the previous year’s quarter, due to 8% volume growth. Sales increased across all geographic regions due primarily to electronics, manufacturing, energy and metals markets. Sales rose 3% sequentially from the third quarter due to higher volumes and positive currency effects. Reported operating profit in the fourth quarter was $505 million. Adjusted operating profit of $563 million was 10% above the prior-year quarter due to higher volumes and cost reduction.*

For the full year of 2010, reported net income was $1,195 million. Reported diluted earnings per share was $3.84. Adjusted net income was $1,476 million, up 18% from adjusted 2009 net income. Adjusted diluted earnings per share was $4.74, 19% above the adjusted diluted earnings per share of the prior year.*

Full-year sales were $10,116 million, up 13% due primarily to higher volumes. Reported operating profit was $2,082 million. Adjusted operating profit of $2,167 million was 15% above 2009, largely due to volumes and continued leverage from productivity and cost reduction programs.*

For the full year, cash flow from operations was $1,905 million, including the Spanish income tax settlement payment of $481 million. Capital expenditures were $1,388 million. Acquisition expenditures were $148 million, related primarily to the acquisition of an ownership interest in industrial gas businesses in the Middle East. The company paid $551 million of dividends and repurchased $404 million of stock, net of issuances.

Commenting on the financial results and business outlook, Chairman and Chief Executive Officer Steve Angel said, “Our global business turned in a strong performance in 2010. We achieved record operating profit by leveraging the strong recovery in volumes and new plant start-ups along with ongoing productivity and cost reduction. We continued to invest in capital projects for future growth and established a presence in two growing geographies, Russia and the Middle East.

“As we look forward, we expect our project backlog to grow as a result of the significant number of opportunities we are seeing in energy and emerging markets. We continue to augment our base business growth with application technologies that improve our customers’ processes. We will maintain our intense focus on productivity, project execution and capital discipline. We expect to continue to generate strong cash flow which will fund new projects around the world and return cash to our shareholders in the form of dividends and share repurchases.”

For the first quarter of 2011, Praxair expects diluted earnings per share in the range of $1.23 to $1.28.

For the full year of 2011, Praxair expects sales in the area of $11 billion. The company expects diluted earnings per share to be in the range of $5.25 to $5.40. Full-year capital expenditures are expected to be in the range of $1.5 to $1.8 billion, and the effective tax rate is forecasted to remain at about 28%.

Following is additional detail on fourth-quarter 2010 results by segment.

In North America, fourth-quarter sales were $1,310 million up 11% from the prior-year quarter. Volumes were 9% above the prior year largely attributable to higher sales to electronics, chemicals, energy and manufacturing markets. Operating profit of $311 million grew 19% from the prior year due to higher volumes and strong operating leverage and productivity.

In Europe, fourth-quarter sales were $339 million. Excluding negative currency effects, sales were 6% above the prior year due primarily to higher volumes. Operating profit was $68 million in the quarter, compared to $76 million in the prior-year due to currency effects partially offset by higher volumes.

In South America, fourth-quarter sales were $516 million. Sales were 12% above the prior-year quarter primarily due to higher volumes and higher price. Operating profit was $114 million as compared to $111 million in the prior-year period.

Sales in Asia were $308 million in the quarter up 12% from the prior-year quarter driven by strong growth in China, India, and Korea. Sales growth came from metals, manufacturing, electronics and chemical customers. Operating profit was $50 million, 19% above the prior-year quarter, primarily due to higher volumes.

Praxair Surface Technologies had fourth-quarter sales of $150 million compared to $141 million in the prior-year quarter. Sales growth came from higher jet engine and industrial coatings volumes. Operating profit was $20 million in the quarter versus $22 million in the prior-year period due to a pension settlement charge and restructuring costs.

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

*See the attachments for calculations of non-GAAP measures. Fourth-quarter and full-year 2010 results are adjusted to exclude the previously announced Spanish tax settlement and other charges. Full-year 2009 results are adjusted to exclude the impact of the Brazil tax amnesty program and other charges.

# # #

Attachments: Non-GAAP Reconciliations, Statements of Income, Balance Sheets, Statements of Cash Flows, Segment Information, Quarterly Financial Summary, and Appendix: Non-GAAP Measures.

A teleconference on Praxair’s fourth-quarter results is being held this morning, January 26, at 11:00 am Eastern Time. The number is (617) 614-2706 -- Passcode: 82620372. The call also is available as a web cast at www.praxair.com/investors. Materials to be used in the teleconference are also available.

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events including natural disasters, epidemics and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of changes in pension plan liabilities; the impact of tax, environmental, healthcare and other legislation and government regulation in jurisdictions in which the company operates; the cost and outcomes of investigations, litigation and regulatory proceedings; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause actual future results or circumstances to differ materially from the projections or estimates contained in the forward-looking statements. The company assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in Item 1A (Risk Factors) in the company’s Form 10-K and 10-Q reports filed with the SEC which should be reviewed carefully. Please consider the company’s forward-looking statements in light of those risks.

PRAXAIR, INC. AND SUBSIDIARIES

Non-GAAP Reconciliations

The following are reconciliations of 2010 fourth quarter and the 2010 and 2009 year-to-date reported GAAP amounts to Adjusted Non-GAAP amounts. The Non-GAAP adjustments eliminate the impacts of items which are not indicative of ongoing business trends. The non-GAAP measures are presented so that investors can evaluate and analyze historical and future business trends on a consistent basis, and are in line with how management evaluates performance and trends.

2010 Reconciliations
(Millions of dollars)	Operating Profit	Income Taxes	Net Income	Diluted EPS
2010 Fourth Quarter:
As Reported - GAAP	$505	$346	$133	$0.43
Non-GAAP Adjustments:
Spanish income tax settlement (a)	-	(250)	250	0.80
Business divestiture (b)	58	18	40	0.13
Repatriation tax benefit (c)	-	35	(35)	(0.11)
Total Non-GAAP Adjustments	58	(197)	255	0.82
Adjusted Non-GAAP*	$563	$149	$388	$1.25

2010 Year-to-Date:
As Reported - GAAP	$2,082	$768	$1,195	$3.84
Non-GAAP Adjustments:
Spanish income tax settlement (a)	-	(250)	250	0.80
Business divestiture (b)	58	18	40	0.13
Repatriation tax benefit (c)	-	35	(35)	(0.11)
Venezuela currency devaluation (d)	27	1	26	0.08
Total Non-GAAP Adjustments	85	(196)	281	0.90
Adjusted Non-GAAP*	$2,167	$572	$1,476	$4.74

(a)	The Spanish tax settlement is primarily the result of a decision to settle various income tax disputes with the Spanish Government.
(b)	The business divestiture charge relates to the company's decision to sell the U.S. homecare portion of its North American healthcare business, representing an adjustment to fair value.
(c)	The repatriation tax benefit relates to the repatriation of highly-taxed foreign earnings.
(d)	The Venezuela currency devaluation occurred in the first quarter of 2010.

2009 Year-to-Date Reconciliation
(Millions of dollars)	Operating Profit	Income Taxes	Net Income	Diluted EPS

As Reported - GAAP	$1,575	$169	$1,254	$4.01
Non-GAAP Adjustment:
Brazil tax amnesty program and other charges (e)	306	313	(7)	(0.02)
Adjusted Non-GAAP*	$1,881	$482	$1,247	$3.99

(e)	Brazil tax amnesty program and other charges - refer to the Company's December 31, 2009 SEC filing on form 10-K.

* See Appendix for Non-GAAP calculations.

PRAXAIR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Millions of dollars, except per share data)
(UNAUDITED)

	Quarter Ended		Year to Date
	December 31,		December 31,
	2010 (b)	2009	2010 (b)	2009 (b)

SALES (a)	$2,623	$2,407	$10,116	$8,956
Cost of sales	1,492	1,370	5,754	5,032
Selling, general and administrative	301	274	1,196	1,088
Depreciation and amortization	240	223	925	846
Research and development	23	18	79	74
Brazil tax amnesty program and other charges (b)	58	-	85	306
Other income (expense) - net	(4)	(10)	5	(35)
OPERATING PROFIT	505	512	2,082	1,575
Interest expense - net	28	33	118	133
INCOME BEFORE INCOME TAXES AND EQUITY INVESTMENTS	477	479	1,964	1,442
Income taxes (b)	346	133	768	169
INCOME BEFORE EQUITY INVESTMENTS	131	346	1,196	1,273
Income from equity investments	11	6	38	24
NET INCOME (INCLUDING NONCONTROLLING INTERESTS)	142	352	1,234	1,297
Less: noncontrolling interests	(9)	(12)	(39)	(43)
NET INCOME - PRAXAIR, INC. (b)	$133	$340	$1,195	$1,254

PER SHARE DATA - PRAXAIR, INC. SHAREHOLDERS

Basic earnings per share	$0.43	$1.11	$3.90	$4.08

Diluted earnings per share (b)	$0.43	$1.09	$3.84	$4.01

Cash dividends	$0.45	$0.40	$1.80	$1.60

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic shares outstanding (000's)	306,133	307,569	306,720	307,676
Diluted shares outstanding (000's)	310,733	312,624	311,395	312,382

(a)	Sales for the 2010 quarter and year-to-date periods increased $23 million and $118 million, respectively, due to higher cost pass-through, with minimal impact on operating profit compared to 2009. Sales for the quarter and year-to-date periods decreased $6 million and increased $222 million, respectively, due to currency effects versus 2009.

(b)	The 2010 quarter and the 2010 and 2009 year-to-date amounts include items which the Company believes are not indicative of on-going business trends. For a summary of these items, see the Non-GAAP reconciliation on page 5, as well as the appendix for non-GAAP measures which exclude the impact of these items.

PRAXAIR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions of dollars)
(UNAUDITED)

	December 31,	December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$39	$45
Accounts receivable - net	1,664	1,579
Inventories	399	377
Prepaid and other current assets	276	222
TOTAL CURRENT ASSETS	2,378	2,223

Property, plant and equipment - net	9,532	8,990
Goodwill	2,066	2,070
Other intangibles - net	132	142
Other long-term assets	1,166	892
TOTAL ASSETS	$15,274	$14,317

LIABILITIES AND EQUITY
Accounts payable	$830	$730
Short-term debt	370	227
Current portion of long-term debt	32	71
Other current liabilities	878	785
TOTAL CURRENT LIABILITIES	2,110	1,813

Long-term debt	5,155	4,757
Other long-term liabilities	1,864	2,099
TOTAL LIABILITIES	9,129	8,669

EQUITY
Praxair, Inc. shareholders' equity	5,792	5,315
Noncontrolling interests	353	333
TOTAL EQUITY	6,145	5,648
TOTAL LIABILITIES AND EQUITY	$15,274	$14,317

PRAXAIR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)
(UNAUDITED)

	Quarter Ended		Year to Date
	December 31,		December 31,
	2010	2009	2010	2009
OPERATIONS
Net income - Praxair, Inc. (a)	$133	$340	$1,195	$1,254
Noncontrolling interests	9	12	39	43
Net income (including noncontrolling interests)	142	352	1,234	1,297

Adjustments to reconcile net income to net cash provided by operating activities:
Brazil tax amnesty program and other charges, net of payments - pre-tax	57	(36)	80	234
Deferred income taxes	22	30	133	(221)
Depreciation and amortization	240	223	925	846
Accounts receivable	25	49	(114)	39
Inventory	1	21	(26)	58
Payables and accruals	102	18	163	(178)
Spanish tax settlement (a)	(231)	-	(231)	-
Pension contributions	(7)	(5)	(124)	(128)
Other	(61)	57	(135)	221
Net cash provided by operating activities	290	709	1,905	2,168

INVESTING
Capital expenditures	(451)	(355)	(1,388)	(1,352)
Acquisitions, net of cash acquired	(14)	(3)	(148)	(131)
Divestitures and asset sales	8	11	52	31
Net cash used for investing activities	(457)	(347)	(1,484)	(1,452)

FINANCING
Debt increase (decrease) - net	509	(197)	490	(62)
Issuances of common stock	49	27	183	95
Purchases of common stock	(314)	(91)	(587)	(236)
Cash dividends - Praxair, Inc. shareholders	(137)	(123)	(551)	(491)
Excess tax benefit on stock option exercises	13	9	51	23
Noncontrolling interest transactions and other	12	(8)	(5)	(40)
Net cash provided by (used for) financing activities	132	(383)	(419)	(711)

Effect of exchange rate changes on cash and cash equivalents	3	1	(8)	8

Change in cash and cash equivalents	(32)	(20)	(6)	13
Cash and cash equivalents, beginning-of-period	71	65	45	32

Cash and cash equivalents, end-of-period	$39	$45	$39	$45

(a)	The total payments related to the Spanish income tax settlement in the fourth quarter 2010 were $481 million and are shown in the condensed consolidated statement of cash flows as follows:

Net income - Praxair, Inc.	$(250)
Spanish income tax settlement - payment of previously recorded expense	(231)
Net operating cash flow impact	$(481)

PRAXAIR, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Millions of dollars)
(UNAUDITED)

	Quarter Ended		Year to Date
	December 31,		December 31,
	2010	2009	2010	2009
SALES
North America (a)	$1,310	$1,180	$5,111	$4,626
Europe (b)	339	351	1,334	1,283
South America (c)	516	461	1,970	1,645
Asia (d)	308	274	1,133	885
Surface Technologies (e)	150	141	568	517
Total sales	$2,623	$2,407	$10,116	$8,956

OPERATING PROFIT
North America (a)	$311	$261	$1,196	$1,044
Europe (b)	68	76	267	268
South America (c)	114	111	454	350
Asia (d)	50	42	166	138
Surface Technologies (e)	20	22	84	81
Segment operating profit	563	512	2,167	1,881
Brazil tax amnesty program and other charges	(58)	-	(85)	(306)
Total operating profit	$505	$512	$2,082	$1,575

(a)	North American 2010 sales for the quarter and year-to-date periods increased $10 million and $44 million, respectively, due to higher cost pass-through, with minimal impact on operating profit compared to 2009. Sales for the quarter and year-to-date periods increased $16 million and $108 million, respectively, due to currency effects versus 2009.

(b)	European 2010 sales for the quarter and year-to-date periods increased $4 million and $11 million, respectively, due to higher cost pass-through, with minimal impact on operating profit compared to 2009. Sales decreased $31 million for the quarter and decreased $59 million for the year-to-date period due to currency effects versus 2009.

(c)	South American 2010 sales for the quarter and year-to-date periods increased $2 million and $8 million, respectively, due to higher cost pass-through, with minimal impact on operating profit compared to 2009. Sales for the quarter and year-to-date periods increased $4 million and $144 million, respectively, due to currency effects versus 2009.

(d)	Asian 2010 sales for the quarter and year-to-date periods increased $6 million and $55 million, respectively, due to higher cost pass-through, with minimal impact on operating profit compared to 2009. Sales for the quarter and year-to-date periods increased $9 million and $34 million, respectively, due to currency effects versus 2009.

(e)	Surface Technologies 2010 sales increased $1 million for the quarter and remained flat for the year-to-date period due to higher cost pass-through, with minimal impact on operating profit compared to 2009. Sales decreased $4 million for the quarter and decreased $5 million for the year-to-date period due to currency effects versus 2009.

PRAXAIR, INC. AND SUBSIDIARIES
QUARTERLY FINANCIAL SUMMARY
(Millions of dollars, except per share data)
(UNAUDITED)

	2010				2009
	Q4 (b)	Q3	Q2	Q1 (b)	Q4	Q3 (b)	Q2	Q1
FROM THE INCOME STATEMENT
Sales	$ 2,623	$ 2,538	$ 2,527	$ 2,428	$ 2,407	$ 2,288	$ 2,138	$ 2,123
Cost of sales	1,492	1,444	1,437	1,381	1,370	1,277	1,190	1,195
Selling, general and administrative	301	299	302	294	274	284	265	265
Depreciation and amortization	240	227	230	228	223	217	207	199
Research and development	23	19	19	18	18	20	18	18
Brazil tax amnesty program and other charges	58	-	-	27	-	306	-	-
Other income (expenses) – net	(4)	2	8	(1)	(10)	(10)	(11)	(4)
Operating profit	505	551	547	479	512	174	447	442
Interest expense - net	28	29	29	32	33	32	33	35
Income taxes	346	146	145	131	133	(187)	109	114
Income from equity investments	11	12	8	7	6	7	6	5
Net income (including noncontrolling interests)	142	388	381	323	352	336	311	298
Less: noncontrolling interests	(9)	(11)	(10)	(9)	(12)	(11)	(12)	(8)
Net income - Praxair, Inc.	$ 133	$ 377	$ 371	$ 314	$ 340	$ 325	$ 299	$ 290

PER SHARE DATA - PRAXAIR, INC. SHAREHOLDERS
Diluted earnings per share	$ 0.43	$ 1.21	$ 1.19	$ 1.01	$ 1.09	$ 1.04	$ 0.96	$ 0.93
Cash dividends per share	$ 0.45	$ 0.45	$ 0.45	$ 0.45	$ 0.40	$ 0.40	$ 0.40	$ 0.40
Diluted weighted average shares outstanding (000's)	310,733	311,608	311,109	311,159	312,624	312,182	312,429	311,311

FROM THE BALANCE SHEET
Total debt	$ 5,557	$ 5,077	$ 5,026	$ 5,404	$ 5,055	$ 5,235	$ 5,107	$ 5,045
Total capital (a)	11,702	11,407	10,793	11,134	10,703	10,642	10,053	9,420
Debt-to-capital ratio (a)	47.5%	44.5%	46.6%	48.5%	47.2%	49.2%	50.8%	53.6%

FROM THE STATEMENT OF CASH FLOWS
Cash flow from operations	$ 290	$ 596	$ 536	$ 483	$ 709	$ 547	$ 563	$ 349
Capital expenditures	451	324	325	288	355	334	370	293
Acquisitions	14	114	16	4	3	117	9	2
Cash dividends	137	139	137	138	123	122	123	123

OTHER INFORMATION
Number of employees	26,261	26,025	25,877	26,010	26,164	26,432	26,139	26,533
After-tax return on capital (ROC) (a)	14.4%	14.7%	14.7%	13.6%	14.1%	13.6%	13.8%	13.8%
Return on Praxair, Inc. shareholders' equity (ROE) (a)	26.4%	26.4%	27.4%	25.4%	26.2%	26.2%	27.5%	28.7%

SEGMENT DATA
SALES
North America	$ 1,310	$ 1,282	$ 1,281	$ 1,238	$ 1,180	$ 1,162	$ 1,120	$ 1,164
Europe	339	322	335	338	351	323	306	303
South America	516	506	490	458	461	436	395	353
Asia	308	287	280	258	274	232	199	180
Surface Technologies	150	141	141	136	141	135	118	123
Total sales	$ 2,623	$ 2,538	$ 2,527	$ 2,428	$ 2,407	$ 2,288	$ 2,138	$ 2,123
OPERATING PROFIT
North America	$ 311	$ 314	$ 294	$ 277	$ 261	$ 263	$ 264	$ 256
Europe	68	59	73	67	76	68	61	63
South America	114	117	114	109	111	94	70	75
Asia	50	38	44	34	42	37	33	26
Surface Technologies	20	23	22	19	22	18	19	22
Segment operating profit	563	551	547	506	512	480	447	442
Brazil tax amnesty program and other charges	(58)	-	-	(27)	-	(306)	-	-
Total operating profit	$ 505	$ 551	$ 547	$ 479	$ 512	$ 174	$ 447	$ 442

(a)	Non-GAAP measure, see Appendix.

(b)	The fourth quarter 2010 includes: (i) a net tax charge of $250 million, or $0.80 per diluted share, related to a Spanish income tax settlement; (ii) a pre-tax charge of $58 million ($40 million after-tax, or $0.13 per diluted share) related to a business divestiture; and (iii) a net repatriation tax benefit of $35 million, or $0.11 per diluted share. The first quarter 2010 includes a charge of $27 million ($26 million after-tax, or $0.08 per diluted share), related to the Venezuela currency devaluation. The third quarter 2009 includes a charge of $306 million ($7 million after-tax benefit, or $0.02 per diluted share) related to a federal tax amnesty program in Brazil and other charges. Also, see the Non-GAAP reconciliation on page 5 and the appendix for non-GAAP measures which exclude the impact of these items.

PRAXAIR, INC. AND SUBSIDIARIES
APPENDIX
NON-GAAP MEASURES
(Millions of dollars, except per share data)
(UNAUDITED)

The following non-GAAP measures are intended to supplement investors’ understanding of the company’s financial information by providing measures which investors, financial analysts and management use to help evaluate the company’s financing leverage, return on net assets employed and operating performance. Items which the company does not believe to be indicative of on-going business trends are excluded from these calculations so that investors can better evaluate and analyze historical and future business trends on a consistent basis. Definitions of these non-GAAP measures may not be comparable to similar definitions used by other companies and are not a substitute for similar GAAP measures. Adjusted amounts exclude the impact of the 2010 fourth quarter Spanish income tax settlement, business divestiture and repatriation tax benefit and the first quarter Venezuela currency devaluation and the 2009 third quarter Brazil tax amnesty program and other charges which helps investors understand underlying performance on a comparable basis.

	2010					2009
	Year	Q4	Q3	Q2	Q1	Year	Q4	Q3	Q2	Q1

Debt to Capital Ratio - The debt-to-capital ratio is a measure used by investors, financial analysts and management to provide a measure of financial leverage and insights into how the company is financing its operations.

Total debt	$5,557	$5,557	$5,077	$5,026	$5,404	$5,055	$5,055	$5,235	$5,107	$5,045
Equity:
Praxair, Inc. shareholders' equity	5,792	5,792	5,991	5,452	5,398	5,315	5,315	5,085	4,638	4,073
Noncontrolling interests	353	353	339	315	332	333	333	322	308	302
Total equity	6,145	6,145	6,330	5,767	5,730	5,648	5,648	5,407	4,946	4,375
Total Capital	$11,702	$11,702	$11,407	$10,793	$11,134	$10,703	$10,703	$10,642	$10,053	$9,420

Debt to capital ratio	47.5%	47.5%	44.5%	46.6%	48.5%	47.2%	47.2%	49.2%	50.8%	53.6%

After-tax return on Capital (ROC) - After-tax return on capital is a measure used by investors, financial analysts and management to evaluate the return on net assets employed in the business. ROC measures the after-tax operating profit that the company was able to generate with the investments made by all parties in the business (debt, noncontrolling interests and Praxair, Inc. shareholders’ equity).

Adjusted operating profit (a)	$2,167	$563	$551	$547	$506	$1,881	$512	$480	$447	$442
Less: adjusted income taxes (a)	(572)	(149)	(146)	(145)	(132)	(482)	(133)	(126)	(109)	(114)
Less: tax benefit on interest expense	(33)	(8)	(8)	(8)	(9)	(37)	(9)	(9)	(9)	(10)
Add: income from equity investments	38	11	12	8	7	24	6	7	6	5

Net operating profit after-tax (NOPAT)	$1,600	$417	$409	$402	$372	$1,386	$376	$352	$335	$323

Beginning capital		$11,407	$10,793	$11,134	$10,703		$10,642	$10,053	$9,420	$9,336
Ending capital		$11,702	$11,407	$10,793	$11,134		$10,703	$10,642	$10,053	$9,420
Average capital		$11,555	$11,100	$10,964	$10,919		$10,673	$10,348	$9,737	$9,378
Average capital - 5 quarter average	$11,148					$10,031

ROC %	14.4%	3.6%	3.7%	3.7%	3.4%	13.8%	3.5%	3.4%	3.4%	3.4%

ROC % (annualized)	14.4%	14.4%	14.7%	14.7%	13.6%	13.8%	14.1%	13.6%	13.8%	13.8%

Return on Praxair, Inc. Shareholder's equity (ROE) - Return on Praxair, Inc. shareholders' equity is a measure used by investors, financial analysts and management to evaluate operating performance from a Praxair shareholder perspective. ROE measures the net income attributable to Praxair, Inc. that the company was able to generate with the money shareholders have invested.

Adjusted net income - Praxair, Inc. (a)	$1,476	$388	$377	$371	$340	$1,247	$340	$318	$299	$290

Beginning Praxair, Inc. shareholders' equity		$5,991	$5,452	$5,398	$5,315		$5,085	$4,638	$4,073	$4,009
Ending Praxair, Inc. shareholders' equity		$5,792	$5,991	$5,452	$5,398		$5,315	$5,085	$4,638	$4,073
Average Praxair, Inc. shareholders' equity		$5,892	$5,722	$5,425	$5,357		$5,200	$4,862	$4,356	$4,041
Average Praxair shareholders' equity - 5 quarter average	$5,590					$4,624

ROE %	26.4%	6.6%	6.6%	6.8%	6.3%	27.0%	6.5%	6.5%	6.9%	7.2%

ROE % (annualized)	26.4%	26.4%	26.4%	27.4%	25.4%	27.0%	26.2%	26.2%	27.5%	28.7%

(a)	Adjusted Operating Profit and Operating Profit Margin, Income Taxes, Effective Tax Rate, Net income - Praxair, Inc., and Diluted EPS

		Year	Fourth Quarter	First Quarter	Year	Third Quarter
		2010	2010	2010	2009	2009
	Adjusted Operating Profit and Operating Profit Margin
	Reported operating profit	$2,082	$505	$479	$1,575	$174
	Add: Business divestiture	58	58	-	-	-
	Add: Venezuela currency devaluation	27	-	27	-	-
	Add: Brazil tax amnesty program and other charges	-	-	-	306	306
	Total adjustments	85	58	27	306	306
	Adjusted operating profit	$2,167	$563	$506	$1,881	$480
	Reported 2009 fourth quarter operating profit		$512
	Percentage change from 2009 fourth quarter		10%
	Percentage change from 2009 year	15%

	Reported sales	$10,116	$2,623	$2,428	$8,956	$2,288
	Adjusted operating profit margin	21.4%	21.5%	20.8%	21.0%	21.0%

	Adjusted Income Taxes
	Reported income taxes	$768	$346	$131	$169	$(187)
	Less: Spanish income tax settlement	(250)	(250)	-	-	-
	Add: Business divestiture	18	18	-	-	-
	Add: Repatriation tax benefit	35	35	-	-	-
	Add: Venezuela currency devaluation	1	-	1	-	-
	Add: Brazil tax amnesty program and other charges	-	-	-	313	313
	Total adjustments	(196)	(197)	1	313	313
	Adjusted income taxes	$572	$149	$132	$482	$126

	Adjusted Effective Tax Rate
	Reported income before income taxes and equity investments	$1,964	$477	$447	$1,442	$142
	Add: Business divestiture	58	58	-	-	-
	Add: Venezuela currency devaluation	27	-	27	-	-
	Add: Brazil tax amnesty program and other charges	-	-	-	306	306
	Total adjustments	85	58	27	306	306
	Adjusted income before income taxes and equity investments	$2,049	$535	$474	$1,748	$448

	Adjusted income taxes (above)	$572	$149	$132	$482	$126
	Adjusted effective tax rate	28%	28%	28%	28%	28%

	Adjusted Net Income - Praxair, Inc.
	Reported net income - Praxair, Inc.	$1,195	$133	$314	$1,254	$325
	Add: Spanish income tax settlement	250	250	-	-	-
	Add: Business divestiture	40	40	-	-	-
	Less: Repatriation tax benefit	(35)	(35)	-	-	-
	Add: Venezuela currency devaluation	26	-	26	-	-
	Less: Brazil tax amnesty program and other charges	-	-	-	(7)	(7)
	Total adjustments	281	255	26	(7)	(7)
	Adjusted net income - Praxair, Inc.	$1,476	$388	$340	$1,247	$318
	Reported 2009 fourth quarter net income - Praxair, Inc.		$340
	Percentage change from 2009 first quarter		14%
	Percentage change from 2009 year	18%

	Adjusted Diluted EPS
	Diluted weighted average shares	311,395	310,733	311,159	312,382	312,182

	Reported diluted EPS	$3.84	$0.43	$1.01	$4.01	$1.04
	Add: Spanish income tax settlement	0.80	0.80	-	-	-
	Add: Business divestiture	0.13	0.13	-	-	-
	Less: Repatriation tax benefit	(0.11)	(0.11)	-	-	-
	Add: Venezuela currency devaluation	0.08	-	0.08	-	-
	Less: Brazil tax amnesty program and other charges	-	-	-	(0.02)	(0.02)
	Total adjustments	0.90	0.82	0.08	(0.02)	(0.02)
	Adjusted diluted EPS	$4.74	$1.25	$1.09	$3.99	$1.02
	Reported 2009 fourth quarter diluted EPS		$1.09
	Percentage change from 2009 fourth quarter		15%
	Percentage change from 2009 year	19%
Adjusted First Quarter and Full Year 2011 Diluted EPS Guidance	First Quarter 2011		Full Year 2011
	Low End	High End	Low End	High End
2011 diluted EPS guidance	$1.23	$1.28	$5.25	$5.40

2010 Adjusted diluted EPS	$1.09	$1.09	$4.74	$4.74

Percentage change from 2010	13%	18%	11%	14%

Refer to the non-GAAP reconciliation on page 5 for an explanation of the adjustments.

CONTACT:
Praxair, Inc.
Media:
Susan Szita Gore, 203-837-2311
susan_szita-gore@praxair.com
or
Investors:
Kelcey Hoyt, 203-837-2118
kelcey_hoyt@praxair.com